EXHIBIT 23


                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
                -------------------------------------------------


The Board of Directors
Chester Valley Bancorp Inc.:


We consent to the incorporation by reference in the registration statements Nos. 333-42099 and 333-54020 on Form S-8 of Chester Valley Bancorp Inc. of our report dated July 28, 2004, relating to the consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004, annual report on Form 10-K of Chester Valley Bancorp Inc.




                                  /s/ KPMG LLP

Philadelphia, Pennsylvania
September 3, 2004